Exhibit 99

MASCO CORPORATION REPORTS FIRST QUARTER 2025 RESULTS

Highlights
•Net sales decreased 6 percent to $1,801 million
•Operating profit margin was 15.9 percent; adjusted operating profit margin was 16.0 percent
•Earnings per share was $0.87
•Repurchased 1.8 million shares for $130 million
•Due to tariff and macroeconomic uncertainty, we are not providing full year 2025 financial guidance at this time

LIVONIA, Mich. (April 23, 2025) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported its first quarter 2025 results.

2025 First Quarter Results
•On a reported basis, compared to the first quarter 2024:
•Net sales decreased 6 percent to $1,801 million; in local currency and excluding divestitures, net sales decreased 3 percent
◦Plumbing Products’ net sales decreased 1 percent; in local currency net sales increased 1 percent
◦Decorative Architectural Products’ net sales decreased 16 percent; in local currency and excluding divestitures, net sales decreased 8 percent
◦In local currency, North American sales decreased 7 percent and International sales were flat
•Gross margin increased 20 basis points to 35.8 percent from 35.6 percent
•Operating profit decreased 10 percent to $286 million from $318 million
•Operating margin decreased 60 basis points to 15.9 percent from 16.5 percent
•Net income decreased 10 percent to $0.87 per share, compared to $0.97 per share
•Compared to first quarter 2024, results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 24.5 percent, were as follows:
•Gross margin increased 20 basis points to 35.9 percent from 35.7 percent
•Operating profit decreased 11 percent to $288 million from $322 million
•Operating margin decreased 70 basis points to 16.0 percent from 16.7 percent
•Net income decreased 6 percent to $0.87 per share, compared to $0.93 per share
•Liquidity at the end of the first quarter was $1,246 million (including availability under our revolving credit facility)
“During the first quarter, we delivered solid adjusted operating profit margin of 16.0 percent and adjusted earnings per share of $0.87, and we returned $196 million to shareholders through dividends and share repurchases,” said Masco President and CEO, Keith Allman. “We also experienced significant changes in the geopolitical and macroeconomic environment, including the enactment of new and broad-reaching tariffs. Our experienced teams are actively taking steps in an effort to mitigate these increased costs through pricing actions, cost savings initiatives, and sourcing changes, as we have done in the past.”
“Due to the uncertainty that persists around how these changes will impact demand, pricing, and product costs across our industry, we are not providing full-year financial guidance at this time,” continued Allman. “We are focused on responding rapidly to the shifting economic landscape and believe our market leading brands, service levels, and innovative repair and remodel-oriented product portfolio best position Masco to continue to deliver long-term shareholder value.”

About Masco
Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Liberty® branded decorative and functional hardware; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.
The 2025 first quarter supplemental material, including a presentation in PDF format, is available on the Company’s website at www.masco.com.
Conference Call Details
A conference call regarding items contained in this release is scheduled for Wednesday, April 23, 2025 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing 800-549-8228 or 289-819-1520. Please use the conference identification number 30320.
The conference call will be webcast simultaneously and in its entirety through the Company’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.
A replay of the call will be available on Masco’s website or by phone by dialing 888-660-6264 or 289-819-1325. Please use the playback passcode 30320#. The telephone replay will be available approximately two hours after the end of the call and continue through May 23, 2025.
Safe Harbor Statement
This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.
Our future performance may be affected by the levels of residential repair and remodel activity, and to a lesser extent, new home construction, our ability to maintain our strong brands, to develop innovative products and respond to changing consumer purchasing practices and preferences, our ability to maintain our public image and reputation, our ability to maintain our competitive position in our industries, our reliance on key customers, the cost and availability of materials, our dependence on suppliers and service providers, extreme weather events and changes in climate, risks associated with our international operations and global strategies, the impact on demand, pricing and product costs resulting from tariffs, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have acquired and may in the future acquire, our ability to attract, develop and retain a talented and diverse workforce, risks associated with cybersecurity vulnerabilities, threats and attacks and risks associated with our reliance on information systems and technology. These and other factors are discussed in detail in Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.
Investor Contact
Robin Zondervan
Vice President, Investor Relations and FP&A
313.792.5500
robin_zondervan@mascohq.com
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MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three Months Ended March 31, 2025 and 2024
(in millions, except per common share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$1,801	$1,926
Cost of sales	1,157	1,241
Gross profit	644	685

Selling, general and administrative expenses	358	367
Operating profit	286	318

Other income (expense), net:
Interest expense	(26)	(25)
Other, net	(7)	(5)
	(32)	(30)
Income before income taxes	254	289

Income tax expense	56	60
Net income	198	229

Less: Net income attributable to noncontrolling interest	12	14
Net income attributable to Masco Corporation	$186	$215

Income per common share attributable to Masco Corporation (diluted):
Net income	$0.87	$0.97

Average diluted common shares outstanding	213	221

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2025 and 2024
(dollars in millions)

	Three Months Ended March 31,
	2025	2024
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$1,801	$1,926

Gross profit, as reported	$644	$685
Rationalization charges	2	3
Gross profit, as adjusted	$646	$688

Gross margin, as reported	35.8%	35.6%
Gross margin, as adjusted	35.9%	35.7%

Selling, general and administrative expenses, as reported	$358	$367
Rationalization charges	1	—
Selling, general and administrative expenses, as adjusted	$358	$367

Selling, general and administrative expenses as a percent of net sales, as reported	19.9%	19.1%
Selling, general and administrative expenses as a percent of net sales, as adjusted	19.9%	19.1%

Operating profit, as reported	$286	$318
Rationalization charges	2	3
Operating profit, as adjusted	$288	$322

Operating margin, as reported	15.9%	16.5%
Operating margin, as adjusted	16.0%	16.7%

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2025 and 2024
(in millions, except per common share data)

	Three Months Ended March 31,
	2025	2024
Income Per Common Share Reconciliations

Income before income taxes, as reported	$254	$289
Rationalization charges	2	3
Realized losses from private equity funds, net	5	—
Income before income taxes, as adjusted	261	292
Tax at 24.5% rate	(64)	(72)
Less: Net income attributable to noncontrolling interest	12	14
Net income, as adjusted	$184	$206

Net income per common share, as adjusted	$0.87	$0.93

Average diluted common shares outstanding	213	221

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and Other Financial Data - Unaudited
March 31, 2025 and December 31, 2024
(dollars in millions)

	March 31, 2025	December 31, 2024
Balance Sheet
Assets
Current assets:
Cash and cash investments	$377	$634
Receivables	1,258	1,035
Inventories	1,047	938
Prepaid expenses and other	116	123
Total current assets	2,798	2,730

Property and equipment, net	1,133	1,116
Goodwill	605	597
Other intangible assets, net	218	220
Operating lease right-of-use assets	237	231
Other assets	115	123
Total assets	$5,107	$5,016

Liabilities
Current liabilities:
Accounts payable	$868	$789
Notes payable	133	3
Accrued liabilities	602	767
Total current liabilities	1,603	1,560

Long-term debt	2,945	2,945
Noncurrent operating lease liabilities	228	223
Other liabilities	337	342
Total liabilities	5,113	5,069

Equity	(6)	(53)
Total liabilities and equity	$5,107	$5,016

	As of March 31,
	2025	2024
Other Financial Data
Working capital days
Receivable days	56	55
Inventory days	82	81
Payable days	69	71
Working capital	$1,437	$1,470
Working capital as a % of sales (LTM)	18.7%	18.6%

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows and Other Financial Data - Unaudited
For the Three Months Ended March 31, 2025 and 2024

(dollars in millions)

	Three Months Ended March 31,
	2025	2024
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$262	$314
Working capital changes	(419)	(409)
Net cash for operating activities	(158)	(94)

Cash Flows From (For) Financing Activities:
Purchase of Company common stock	(130)	(145)
Cash dividends paid	(66)	(64)
Purchase of redeemable noncontrolling interest	—	(15)
Proceeds from revolving credit borrowings, net	131	49
Proceeds from the exercise of stock options	2	75
Employee withholding taxes paid on stock-based compensation	(8)	(33)
Decrease in debt, net	—	(1)
Net cash for financing activities	(72)	(134)

Cash Flows From (For) Investing Activities:
Capital expenditures	(32)	(31)
Other, net	—	(2)
Net cash for investing activities	(33)	(33)

Effect of exchange rate changes on cash and cash investments	6	(6)

Cash and Cash Investments:
Decrease for the period	(257)	(266)
At January 1	634	634
At March 31	$377	$368

	As of March 31,
	2025	2024
Liquidity
Cash and cash investments	$377	$368
Revolver availability	869	951
Total Liquidity	$1,246	$1,319

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2025 and 2024
(dollars in millions)

	Three Months Ended March 31,
	2025	2024	Change
Plumbing Products
Net sales	$1,185	$1,192	(1)%
Operating profit, as reported	$217	$226
Operating margin, as reported	18.3%	19.0%
Rationalization charges	2	3
Operating profit, as adjusted	219	228
Operating margin, as adjusted	18.5%	19.1%
Depreciation and amortization	26	26
EBITDA, as adjusted	$245	$255

Decorative Architectural Products
Net sales	$617	$734	(16)%
Operating profit, as reported	$96	$124
Operating margin, as reported	15.6%	16.9%
Rationalization charges	—	1
Operating profit, as adjusted	96	125
Operating margin, as adjusted	15.6%	17.0%
Depreciation and amortization	7	10
EBITDA, as adjusted	$103	$134

Total
Net sales	$1,801	$1,926	(6)%
Operating profit, as reported - segment	$313	$350
General corporate expense, net	(27)	(31)
Operating profit, as reported	286	318
Operating margin, as reported	15.9%	16.5%
Rationalization charges - segment	2	3
Operating profit, as adjusted	288	322
Operating margin, as adjusted	16.0%	16.7%
Depreciation and amortization - segment	33	36
Depreciation and amortization - other	2	2
EBITDA, as adjusted	$322	$360

Historical information is available on our website.
Amounts may not add due to rounding.